Exhibit 99.1

Buffalo Wild Wings, Inc. Announces Fourth Quarter 2007 Results

Same-store sales increases of 3.4% at company-owned and 2.3% at franchised restaurants;

Earnings per diluted share of $0.34

MINNEAPOLIS--(BUSINESS WIRE)--Buffalo Wild Wings, Inc. (Nasdaq: BWLD) announced today financial results for the fourth quarter ended December 30, 2007. Highlights for the fourth quarter were:

  Total revenue increased 9.7% to $91.4 million (13 weeks) from $83.3 million (14 weeks); excluding the additional operating week in 2006, revenue increased 18.9% over the prior year
  Company-owned restaurant sales grew 9.1% to $81.0 million (13 weeks) from $74.2 million (14 weeks); excluding the additional operating week in 2006, company-owned restaurant sales grew 18.1% over prior year
  Same-store sales increased 3.4% at company-owned restaurants and 2.3% at franchised restaurants
  Earnings per diluted share of $0.34 (13 weeks) versus $0.38 (14 weeks) from prior year, with the additional operating week in 2006 estimated to have contributed $0.08 per diluted share; excluding the additional operating week in 2006, earnings per diluted share increased 13.3% over prior year

As a reminder, Buffalo Wild Wings utilizes a 52- or 53-week fiscal year. The fiscal year ended December 30, 2007 was a 52-week year, with the fourth quarter having thirteen weeks. The fiscal year ended December 31, 2006 was a 53-week year, with the fourth quarter of 2006 having fourteen weeks.

Sally Smith, President and Chief Executive Officer, commented, “In October of 2006, we shared our 2007 annual performance goals of 15% unit growth, 20% revenue growth and 25% net income growth and I am pleased to report that we achieved them all. We ended the year with 493 locations, and the performance of newer restaurants drove increases in our average weekly sales volumes of 7.6% for company-owned and 4.4% for franchised locations for the year. Our total revenue for the fourth quarter increased 18.9% over prior year, when excluding the additional operating week in the fourth quarter last year, with same-store sales increases of 3.4% at company-owned and 2.3% at franchised restaurants. More importantly, for the full year of 2007, our revenue increased 21.3%, excluding the additional operating week in 2006, with same-store sales increases of 6.9% at company-owned and 3.9% at franchised restaurants. The fourth quarter of 2007 provided earnings per diluted share of $0.34, which equates to a 13% increase over the prior year, when excluding the estimated $0.08 per share benefit due to the additional operating week in 2006. For the full year of 2007, on a 52-week comparison, our earnings per diluted share increased more than 30%, to $1.10 per share.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 9.7% to $91.4 million in the fourth quarter compared to $83.3 million in the fourth quarter of 2006. Company-owned restaurant sales for the quarter increased 9.1% to $81.0 million driven by a company-owned same-store sales increase of 3.4% and 22 more company-owned restaurants in operation at the end of fourth quarter 2007 relative to the same period in 2006. Franchise royalties and fees increased 14.8% to $10.4 million versus $9.1 million in the prior year. This increase was due to a franchised same-store sales increase of 2.3% and 42 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $40,485 for the fourth quarter of 2007 compared to $38,800 for the same quarter last year, a 4.3% increase. Franchised restaurants averaged $47,293 for the period versus $46,008 in the fourth quarter a year ago, a 2.8% increase.

For the fourth quarter, earnings per diluted share were $0.34, as compared to fourth quarter 2006 earnings per diluted share of $0.38. Fourth quarter 2006 benefited from an additional fourteenth week, which contributed an estimated $.08 per diluted share.

2008 Outlook

Ms. Smith continued, “We thank our franchisees and team members for another great year, and believe that together we will achieve continued success in 2008. First quarter is well underway, and our same-store sales to date are 4.1% for our company-owned and 1.3% at franchised restaurants. We believe our operational attention to guest service and hospitality and a strong first-quarter marketing plan will deliver results.”

In closing, Ms. Smith stated, “Despite an uncertain economy, we remain committed to 15% unit growth in 2008. While no one can predict how the consumer will react in a changing economy, and the extent of commodity increases is still unknown, we are focused on continuing our four-year trend of positive quarterly same-store sales and our eight-year trend of average weekly sales volume growth. We believe that with our unit growth, along with continued sales strength and an emphasis on cost controls, we can achieve our net income growth target of 25% in 2008.”

Buffalo Wild Wings will be hosting a conference call today, February 12, 2008 at 4:00 p.m. Central Standard Time to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

A replay of the call will be available until February 19, 2008. To access this replay, please dial 1.303.590.3030, password 3836783.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 496 Buffalo Wild Wings locations across 37 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated Las Vegas restaurant acquisition, our expected store openings prior to year-end and our expectations to meet our 2008 growth goals, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the timing of obtaining the requisite regulatory approvals and completing other contingencies necessary to consummate the Las Vegas restaurant acquisition, the outcome and impact of the Las Vegas restaurant acquisition, timing and completion of the Avado restaurant site acquisition, the actual number of locations opening in the future, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of fresh chicken wings, the success of our marketing initiatives, our ability to control restaurant labor and other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollar and share amounts in thousands except per share data)
(unaudited)

	Three months ended (1)		Fiscal years ended (1)
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Revenue:
Restaurant sales	$80,950	74,222	292,824	247,150
Franchising royalties and fees	10,435	9,092	36,828	31,033
Total revenue	91,385	83,314	329,652	278,183
Costs and expenses:
Restaurant operating costs:
Cost of sales	24,899	22,497	90,065	76,087
Labor	23,471	21,608	87,784	73,030
Operating	13,501	12,117	47,974	41,087
Occupancy	5,300	4,721	19,986	17,529
Depreciation	4,783	4,080	16,987	14,492
General and administrative (2)	9,438	8,255	35,740	30,374
Preopening	2,227	801	4,520	3,077
Asset disposals and impairment	449	652	987	1,008
Total costs and expenses	84,068	74,731	304,043	256,684
Income from operations	7,317	8,583	25,609	21,499
Interest income	686	813	2,909	2,339
Earnings before income taxes	8,003	9,396	28,518	23,838
Income tax expense	1,998	2,597	8,864	7,565
Net earnings	6,005	6,799	19,654	16,273
Earnings per common share – basic	$0.34	0.39	1.12	0.95
Earnings per common share – diluted	0.34	0.38	1.10	0.92
Weighted average share outstanding – basic	17,612	17,249	17,554	17,157
Weighted average share outstanding – diluted	17,860	17,678	17,833	17,629

(1) Buffalo Wild Wings, Inc. operates on a 52/53-week fiscal year, with each quarter in a 52-week fiscal year representing a 13-week period. Fiscal year 2006 was a 53-week fiscal year, with the fourth quarter representing a 14-week period, while fiscal year 2007 was a 52-week fiscal year, with the fourth quarter representing a 13-week period.

(2) Contains stock-based compensation of $707, $1,008, $3,755, and $3,216, respectively.

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended (1)		Fiscal years ended (1)
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Revenue:
Restaurant sales	88.6%	89.1%	88.8%	88.8%
Franchising royalties and fees	11.4	10.9	11.2	11.2
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	30.8	30.3	30.8	30.8
Labor	29.0	29.1	30.0	29.5
Operating	16.7	16.3	16.4	16.6
Occupancy	6.5	6.4	6.8	7.1
Depreciation	5.2	4.9	5.2	5.2
General and administrative	10.3	9.9	10.8	10.9
Preopening	2.4	1.0	1.4	1.1
Asset disposals and impairment	0.5	0.8	0.3	0.4
Total costs and expenses	92.0	89.7	92.2	92.3
Income from operations	8.0	10.3	7.8	7.7
Interest income	0.8	1.0	0.9	0.8
Earnings before income taxes	8.8	11.3	8.7	8.6
Income tax expense	2.2	3.1	2.7	2.7
Net earnings	6.6	8.2	6.0	5.8

(1) Buffalo Wild Wings, Inc. operates on a 52/53-week fiscal year, with each quarter in a 52-week fiscal year representing a 13-week period. Fiscal year 2006 was a 53-week fiscal year, with the fourth quarter representing a 14-week period, while fiscal year 2007 was a 52-week fiscal year, with the fourth quarter representing a 13-week period.

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(unaudited)

	December 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,521	11,756
Marketable securities	66,513	52,829
Accounts receivable – franchisees, net of allowance of $25 and $47, respectively	885	929
Accounts receivable – other	6,976	5,212
Inventory	2,362	1,767
Prepaid expenses	3,060	1,052
Refundable income tax	1,886	—
Deferred income taxes	1,303	1,405
Total current assets	84,506	74,950

Property and equipment, net	102,742	78,137
Restricted cash	7,161	6,007
Other assets	2,320	1,720
Goodwill	369	369
Total assets	$197,098	161,183

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,316	2,347
Accounts payable	10,692	5,874
Income taxes payable	—	264
Accrued compensation and benefits	12,615	10,963
Accrued expenses	6,207	5,538
Current portion of deferred lease credits	660	794
Total current liabilities	32,490	25,780

Long-term liabilities:
Other liabilities	1,031	478
Marketing fund payables	7,161	6,007
Deferred income taxes	2,166	3,162
Deferred lease credits, net of current portion	12,585	9,540
Total liabilities	55,433	44,967

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 and 5,600,000 shares authorized, respectively; none issued	—	—
Common stock, no par value. Authorized 20,200,000 and 15,600,000 shares, respectively; issued and outstanding 17,933,497, and 17,591,180, respectively	80,825	75,030
Retained earnings	60,840	41,186
Total stockholders’ equity	141,665	116,216
Total liabilities and stockholders’ equity	$197,098	161,183
BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(unaudited)

	Fiscal years ended
	December 30, 2007	December 31, 2006
Cash flows from operating activities:
Net earnings	$19,654	16,273
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	16,987	14,492
Amortization	(54)	(54)
Asset disposals and impairment	987	1,008
Deferred lease credits	2,374	393
Deferred income taxes	(894)	(2,228)
Stock-based compensation	3,755	3,216
Excess tax benefit from stock issuance	(1,007)	(1,153)
Change in operating assets and liabilities:
Purchase of marketable securities	(302)	(1,288)
Accounts receivable	(1,183)	(1,575)
Inventory	(595)	(265)
Prepaid expenses	(2,008)	920
Other assets	(600)	(853)
Unearned franchise fees	(31)	153
Accounts payable	3,683	(1,884)
Income taxes	(1,143)	1,315
Accrued expenses	3,956	4,561
Net cash provided by operating activities	43,579	33,031

Cash flows from investing activities:
Acquisition of property and equipment	(41,359)	(23,760)
Purchase of marketable securities	(158,170)	(108,328)
Proceeds of marketable securities	144,842	105,259
Net cash used in investing activities	(54,687)	(26,829)

Cash flows from financing activities:
Issuance of common stock	1,446	1,101
Tax payments for restricted stock	(1,580)	(686)
Excess tax benefit from stock issuance	1,007	1,153
Net cash provided by financing activities	873	1,568

Net increase (decrease) in cash and cash equivalents	(10,235)	7,770

Cash and cash equivalents at beginning of year	11,756	3,986
Cash and cash equivalents at end of year	$1,521	11,756
BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count
Company-owned Restaurants:
	Q1	Q2	Q3	Q4
2007	140	145	148	161
2006	124	129	134	139
2005	106	110	116	122
2004	88	92	97	103
2003	73	74	77	84

Franchised Restaurants:
	Q1	Q2	Q3	Q4
2007	299	301	313	332
2006	260	270	278	290
2005	212	224	234	248
2004	168	175	189	203
2003	131	138	142	161

Same-Store Sales
Company-owned Restaurants:
	Q1	Q2	Q3	Q4	Year
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%
2005	6.1%	2.7%	1.8%	2.5%	3.2%
2004	11.1%	10.6%	9.9%	7.6%	9.7%
2003	(1.4%)	2.7%	6.7%	8.5%	4.3%

Franchised Restaurants:
	Q1	Q2	Q3	Q4	Year
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%
2005	3.2%	1.8%	1.1%	2.6%	2.2%
2004	12.0%	10.4%	5.7%	3.7%	7.6%
2003	(0.4%)	2.3%	8.5%	10.7%	5.6%
BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes
Company-owned Restaurants:
	Q1	Q2	Q3	Q4	Year
2007	$39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033
2005	33,195	30,531	31,361	33,953	32,304
2004	32,289	30,248	30,983	33,038	31,663
2003	28,782	27,132	28,281	31,171	28,886

Franchised Restaurants:
	Q1	Q2	Q3	Q4	Year
2007	$46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975
2005	41,309	39,824	40,149	42,533	40,999
2004	39,678	38,072	38,727	40,926	39,402
2003	33,920	33,393	35,289	39,014	35,491

Average Wing Price Per Pound

	Q1	Q2	Q3	Q4	Year
2007	$1.40	1.25	1.24	1.24	1.28
2006	1.24	1.10	1.14	1.21	1.17
2005	1.45	1.14	1.08	1.17	1.20
2004	1.49	1.46	1.35	1.30	1.39
2003	1.01	1.02	1.00	1.21	1.06

CONTACT:
Buffalo Wild Wings, Inc.
Investor Relations Contact:
Mary Twinem, 952-253-0731